Prospect Energy Corporation Announces Financial Results for Fiscal First Quarter Ended September 30, 2005 and Provides Guidance for Second Fiscal Quarter

NEW YORK, NY -- 11/09/2005 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect Energy," "the Company" or "we") today announced financial results for its first fiscal quarter ended September 30, 2005. We commenced operations on July 30, 2004 after closing our initial public offering of 7,000,000 shares of common stock at $15.00 per share (with a subsequent greenshoe sale of 55,000 shares). After deducting underwriting discounts, commissions and offering expenses, we received net proceeds of approximately $97 million for an opening balance of $13.74 net asset value per share. At September 30, 2005, our net asset value per share was $14.60. The purpose of the initial public offering was to provide capital to invest primarily in mezzanine loans, senior secured loans and equity investments in U.S. middle-market energy-related companies.

We currently estimate that our net investment income for the fiscal quarter ending December 31, 2005 will be in a range of $0.24 to $0.30 per share, and that our Board of Directors will declare a dividend in line with actual results in the next few weeks.

We estimate that the current second fiscal quarter results will include $0.03 to $0.06 per share of non-recurring expense (see Supplemental Financial Information below). Without such expense, we estimate that Net Investment Income would be in the range of $0.30 to $0.33 per share in the present quarter. We are approximately 78% invested on a value basis, representing approximately 86% of our initial available capital, in long-term investments, and will continue to target additional long-term investments.

OPERATING RESULTS

Within the Highlights section of this release, additional disclosures have been included to better assist in the analysis of both recurring and non-recurring charges. Non-recurring charges include legal fees associated with previously reported events including certain legal proceedings. Based on these additional disclosures, we project future annual recurring operating expenses to be approximately $3.4 million.

HIGHLIGHTS

Equity values:

--  Stockholders' equity as of September 30, 2005: $103.029 million
--  Net asset value ("NAV") per share: $14.60
First Fiscal Quarter Operating Results:
--  Net investment income: $1.415 million
--  Net investment income per share: $0.20
--  Net investment income excluding non-recurring items*: $1.807 million
--  Net investment income per share excluding non-recurring* items: $0.26
--  Net realized loss: ($0.018) million
--  Net unrealized appreciation: $0.076 million
--  Dividends to shareholders per share: $0.20
First Fiscal Quarter Portfolio Activity:
--  Number of new long-term portfolio companies during period: 2
--  Number of follow-on fundings of long-term portfolio companies during period: 2
--  Cost of investments during period: $25.404 million
--  Number of portfolio companies at end of period: 8
* See Supplemental Financial Information

PORTFOLIO AND INVESTMENT ACTIVITY

We completed our first fiscal quarter, which was our fourth full quarter since completion of our initial public offering, on September 30, 2005, with our portfolio invested approximately $81.902 million in eight long-term investments, and the remainder in cash and short-term instruments.

As of September 30, 2005, our portfolio generated a current yield of 19.1% across all our long-term debt and equity investments. This current yield includes interest from all of our long-term investments as well as dividends from Gas Solutions Holdings, Inc. ("Gas Solutions") and Unity Virginia Holdings. Monetization of, or dividends from, other equity positions that we hold is not included in this yield estimate.

During the quarter ended September 30, 2005, we completed two new investments totaling approximately $20.1 million in Worcester Energy Corporation ("WECO") and Arctic Acquisition Corporation ("Arctic"), as well as two follow-on fundings totaling approximately $5.9 million in Whymore Coal Company ("Whymore") and Stryker Energy II, LLC ("Stryker").

On July 19, 2005, we provided $9.3 million of senior secured debt financing to Arctic alongside $6.8 million of equity from Petro Capital IV, LP, of Dallas, Texas. The funding was used by Arctic to acquire the business and assets of Arctic Recoil, Inc., and to provide working and expansion capital to Arctic. As part of this investment, we also received a significant equity ownership position in Arctic. Arctic is a privately owned and operated oilfield services company based in Houston, Texas, that provides drillers with equipment that includes coiled tubing units, nitrogen pumps, fluid power pumps, trucks, cranes, and trailers. Arctic also specializes in high pressure coiled tubing workovers. Coiled tubing is one of the fastest growing segments of the oilfield services sector, with applications such as wellbore cleanouts, acid stimulations, fracing, drilling, and logging.

On August 10 and September 22, 2005, we provided an additional $0.9 million of senior secured debt financing to Whymore for which we also received additional equity in Whymore.

On September 15, 2005, we provided an additional $5.0 million of senior secured debt financing to Stryker.

On September 28, we provided $10.8 million of senior secured debt financing to WECO, a wood processing and biomass power generation business based in Deblois, Maine. WECO is a privately owned renewable energy company that operates a wood harvesting and chipping business as well as a newly refurbished 25.85 megawatt wood-fired power plant. Built in 1988, the plant has operated intermittently over the past decade and recently has been recommissioned for baseload operations. The wood harvesting and chipping business has access to more than 16,000 acres of wood fuel, and the plant has long-term contracts for the sale of electricity as well as renewable energy credits. Prospect Energy's funding has been utilized to refinance existing debt and to provide working capital to re-initiate plant operations. Prospect Energy received a significant equity ownership position in WECO as part of the investment, including a minimum internal rate of return on Prospect's investment.

CONFERENCE CALL

The Company will host a conference call on Thursday, November 10, 2005, at 11:00 am Eastern Time. The conference call dial-in number will be (877) 407-9205 to enter the conference. A recording of the conference call will be available for approximately 7 days. To hear a replay, call (877) 660-6853 and use Playback Access Account code 286 and Playback Conference ID code 175765.

           BALANCE SHEETS                 As of              As of
           (in thousands)              September 30,        June 30,
                                           2005               2005
                                       ------------       ------------
                                        (Unaudited)
Assets
Cash held in segregated account          $   9,587          $   9,587
Investment, Gas Solutions Holdings,
 Inc. at value (cost - $23,327 and
 $23,327, respectively)                     29,700             29,500
Investments, at value (cost - $63,917
 and $64,197, respectively)                 63,962             64,366
Accrued interest receivable                    502                206
Prepaid expenses                               297                 49
Due from affiliates                             10                201
Total assets                             $ 104,058          $ 103,909

Liabilities
Accrued liabilities                          1,016                818
Due to Investment Adviser                        -                 77
Other current liabilities                       13                 47
Total liabilities                            1,029                942

Stockholders' Equity
Common stock, par value $.001 per share,
 100,000,000 common shares authorized,
 7,055,100 issued and outstanding                7                  7
Paid-in capital in excess of par            96,955             96,955
Distributions in excess of net investment
 income                                       (351)              (337)
Net unrealized appreciation                  6,418              6,342
Total stockholders' equity                 103,029            102,967
Total liabilities and stockholders'
 equity                                  $ 104,058          $ 103,909

     STATEMENTS OF OPERATIONS           Three months      Three months
            (UNAUDITED)                    ended             ended
           (in thousands)               September 30,     September 30,
                                            2005              2004
                                       ------------       ------------
Investment Income
Interest income                          $   1,361          $     266
Interest income, Gas Solutions Holdings,
 Inc.                                          828                  -
Dividend income                                196                  -
Dividend income, Gas Solutions Holdings,
 Inc.                                          556                  -
Other income                                   168                  -
Total investment income                      3,109                266

Operating Expenses
Investment advisory fee                        510                337
Administration costs                            56                 73
Legal fees                                     719                160
Valuation services                              41                  -
Other professional fees                        122                  -
Insurance expense                               98                  -
Directors fees                                  55                  -
Organizational costs                             -                  -
General and administrative expenses             93                 69
Total operating expenses                     1,694                700

Net investment income (loss)                 1,415               (434)

Net realized loss                              (18)                 -
Net unrealized appreciation                     76                  -

Net increase in stockholders' equity
 resulting from operations               $   1,473          $    (434)

Basic net increase in stockholders'
 equity per common share resulting
 from operations                         $    0.21          $   (0.06)

     PER SHARE DATA (UNAUDITED)        For the three    For the twelve
                                       months ended      months ended
                                        September 30,      June 30,
                                           2005              2005
                                       ------------       ------------
Net asset value, beginning of
 period                                  $  14.59           $    (.01)
Proceeds from initial public offering           -               13.95
Costs related to the initial public
 offering                                       -                (.21)
Net investment income                        0.20                0.34
Net unrealized appreciation                  0.01                0.90
Dividend declared and paid                   (.20)               (.38)

Net asset value at end of period         $  14.60           $   14.59

SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED) (IN THOUSANDS)

Please note that the following supplemental financial information represents a reconciliation of a GAAP measure (Net investment income)
to a non-GAAP measure (Adjusted net investment income).

                                      Three months       Twelve months
                                         ended              ended
                                      September 30,        June 30,
                                          2005               2005
                                       ------------       ------------

Total investment income                  $  3,109           $   8,093

Total operating expenses                    1,694               5,682

Net investment income                       1,415               2,411

Add back non-recurring items                  844               2,083

Subtract pro forma incentive fee*            (452)                  0

Adjusted net investment income           $  1,807           $   4,494

Net investment income per common share   $   0.20           $    0.40

Adjusted net investment income per
 common share                            $   0.26           $    0.64

* This entry is not an accounting accrual but is presented to illustrate the financial effect had an incentive fee been charged in the period indicated.
ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation is a financial services company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986 ("Code"). The Code specifies certain quarterly asset diversification and annual source of income requirements. Certain investments in the partnerships, limited liability companies, joint ventures and other "pass through" entities common in the energy industry can create enhanced risks of compliance with the Code. To the extent we remain in compliance with the applicable provisions of the Code, we will not be required to pay corporate-level taxes on any income that we earn. To the extent we do not qualify as elected, corporate-level taxes may be imposed upon our net income.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702